Filed Pursuant to Rule 433

Registration No. 333-206684

Free Writing Prospectus dated September 6, 2017

Santander Drive Auto Receivables Trust 2017-3

Issuing Entity

Santander Drive Auto Receivables LLC	Santander Consumer USA Inc.
Depositor	Sponsor and Servicer

The depositor has prepared a preliminary prospectus dated September 6, 2017 which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch Ratings, Inc.	S&P Global Ratings
Class A-1 Notes	F1+sf	A-1+ (sf)
Class A-2-A Notes	AAAsf	AAA (sf)
Class A-2-B Notes	AAAsf	AAA (sf)
Class A-3 Notes	AAAsf	AAA (sf)
Class B Notes	AAsf	AA (sf)
Class C Notes	Asf	A (sf)
Class D Notes	BBBsf	BBB (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Underwriters

Barclays	MUFG	RBC Capital Markets

Solely with respect to the Class A notes:

HSBC	Santander	SOCIETE GENERALE

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-603-5847.